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                                                                  Exhibit (p)(4)


                                  ATTACHMENT F

  ZEVENBERGEN CAPITAL INVESTMENTS LLCCODE OF ETHICS AND PERSONAL TRADING POLICY

                          (EFFECTIVE FEBRUARY 6, 2006)

Zevenbergen Capital (ZCI) has established a Code of Ethics and Personal Trading Policy (Policy) to ensure that the fiduciary responsibility we have to our clients serves as the guiding principle in all our activities. Our policy has been developed to comply with the Investment Adviser's Act of 1940 (Rule 204A-1), the Investment Company Act of 1940 (Rule 17j-1), the Insider Trading and Securities Fraud Enforcement Act of 1988 and with consideration of guidelines established by the Investment Company Institute's 1994 Report on Personal Investing as well as the unique aspects of ZCI's business, clients and investments. This Policy helps to clearly set out: 1) that we will at all times place the interest of our clients first, 2) to provide procedures for personal securities transactions, 3) to deter the misuse of material, nonpublic information in securities transactions and 4) to establish a commitment by our entire team to comply with all securities laws and our overarching fiduciary responsibility to our clients. Every Employee must read and follow this Policy or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions, please contact ZCI's Chief Compliance Officer (CCO).

DEFINITIONS

Access Person (also, "you" or "your") - any employee of Zevenbergen Capital (except those working on a part-time, temporary or independent contractor basis, unless the positions held are responsible for portfolio management, research or trading) or non-employee director of ZCI's Board. (As ZCI's non-employee directors work for another SEC-registered investment adviser, this policy may at times distinguish application of specific policy items for employee Access Persons vs. non-employee Access Persons so as not to conflict with requirements set out for the non-employee Access Persons by their employer's own Code of Ethics and Personal Trading Policy.)

Associated Person - an Access Person's spouse, household member(s), minor child(ren), domestic partner or other individuals where the employee manages the account or has beneficial interest in the account.

Beneficial Interest - the opportunity, directly or indirectly,

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through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in a security and/or account.

STATEMENT OF PRINCIPLES

Under no circumstance shall an Access Person take advantage of their position of trust and responsibility. At all times the following principles shall govern an Access Person's investments. Every ZCI Access Person shall:

     1) adhere to the highest ethical standards

     2) place client interests above personal interests

     3) ensure that all personal securities transactions will be conducted consistent with this Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility

     4) avoid certain types of personal securities transactions deemed to create a conflict of interest

     5) not use knowledge of open, executed or pending client portfolio transactions to profit by the market effect of such transactions

     6) not take advantage of any investment opportunity belonging to clients

     7) conduct all personal securities transactions in a manner consistent with this Policy and with the CFA Institute's Code of Ethics and Standards of Professional Conduct

     8) embrace our fiduciary responsibility to clients by holding information regarding clients' security holdings and financial circumstances as confidential

     9) comply with all Federal securities laws and any laws governing our actions on behalf of clients.

Technical compliance with this Policy will not automatically insulate Access Persons from scrutiny should any security transaction indicate an abuse of fiduciary duties.

CFA INSTITUTE (FORMERLY KNOWN AS THE ASSOCIATION OF INVESTMENT MANAGEMENT AND RESEARCH) CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

ZCI has adopted the CFA Institute's Code of Ethics and Standards of Professional Conduct as a further commitment to the fiduciary responsibility we have to our clients and the ethical approach we will bring to our business, our industry and our profession.
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(CFA INSTITUTE LOGO)

              CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

                                    PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the Integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst(R) (CFA(R)) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, cardidacy in the CFA Program, and the right to use the CFA designation.

                               THE CODE OF ETHICS

Members of CFA Institute (including Chartered Financial Analyst(R) [CFA(R)] charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

- Place the integrity of the investment profession and the interests of clients above their own personal interests.

- Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

-    Promote the integrity of, and uphold the rules governing, capital markets.

- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

                        STANDARDS OF PROFESSIONAL CONDUCT

I.   PROFESSIONALISM

A. KNOWLEDGE OF THE LAW. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation, Members and Candidates must not knowingly participate or assist, in and must dissociate from any violation of such laws, rules, or regulations.

B. INDEPENDENCE AND OBJECTIVITY. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities, Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. MISREPRESENTATION. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. MISCONDUCT. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit of commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.  INTEGRITY OF CAPITAL MARKETS

A. MATERIAL NONPUBLIC INFORMATION. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. MARKET MANIPULATION. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. LOYALTY, PRUDENCE, AND CARE. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

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                  STANDARDS OF PROFESSIONAL CONDUCT (CONTINUED)

B. FAIR DEALING. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. SUITABILITY.

     1. When Members and Candidates are in an advisory relationship with a client, they must:

          A. Make a reasonable inquiry into a client's or prospective clients' investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

          B. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

          C. Judge the suitability of investments in the context of the client's total portfolio.

     2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. PERFORMANCE PRESENTATION. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. PRESERVATION OF CONFIDENTIALITY. Members and Candidates must keep information about current, former, and prospective clients confidential unless;

     1. The information concerns illegal activities on the part of the client or prospective client.

     2. Disclosure is required by law.

     3. The client or prospective client permits disclosure of the information.

(Illegible)

A. LOYALTY. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. ADDITIONAL COMPENSATION ARRANGEMENTS. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer's interest unless they obtain written consent from all parties involved.

C. RESPONSIBILITIES OF SUPERVISORS. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules regulations, and the Code and Standards by anyone subject to their supervision or authority.

(Illegible)

A. DILIGENCE AND REASONABLE BASIS. Members and Candidates must:

     1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

     2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. COMMUNICATION WITH CLIENTS AND PROSPECTIVE CLIENTS.

Members and Candidates must:

     1. Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

     2. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

     3. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. RECORD RETENTION. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommencations, actions, and other investment-related communications with clients and prospective clients.

VI.  CONFLICTS OF INTEREST

A. DISCLOSURE OF CONFLICTS. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer, Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. PRIORITY OF TRANSACTIONS. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. REFERRAL FEES. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

(Illegible)

A. CONDUCT AS MEMBERS AND CANDIDATES IN THE CFA PROGRAM. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B. REFERENCE TO CFA INSTITUTE, THE CFA DESIGNATION, AND THE CFA PROGRAM. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.
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CONFLICTS OF INTEREST

Associations with Other Companies

Access Persons shall disclose any potential conflicts of interest, including the existence of any substantial economic relationship (to include beneficial interest) with any other company, public or private.

No one shall serve as a director or officer of another company without prior, written authorization from the Board of Directors of ZCI based upon a determination that such officer or board service would be consistent with the interests of ZCI and its clients. If officer or board service is authorized, you shall be isolated from investment making decisions of ZCI with respect to the company for which you are serving as an officer or director. You will also be restricted from sharing any material, nonpublic information relating to the company.

Political and Charitable Contributions

ZCI and its Access Persons shall not make charitable or political contributions for the express purpose of obtaining or retaining advisory contracts with philanthropic or governmental entities ("pay to play"). This does not limit ZCI or an Access Person from making a charitable or political contribution based on personal philanthropic or political reasons. However, all political contributions to be made by ZCI or its Employee Access Persons must first be cleared by the CCO to ensure compliance with all applicable laws.

Gifts and Entertainment

ZCI and its Employee Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decisions-making or make them feel beholden to a person or firm. Similarly, ZCI and its Employee Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to ZCI or to you.

Gifts (defined as items given/received where the recipient does not pay fair market value) of nominal value (i.e. whose reasonable value is no more than $100 a year), may be accepted. In conjunction with their responsibilities at ZCI, on occasion, ZCI Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other individuals or entities that are valued in excess of $100. In order to maintain impartial relationships, acceptance of such gifts is not permitted. If you receive any gift that might be prohibited under this Policy, immediately inform the CCO.

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Generally, ZCI and its Employee Access Persons may not give gifts (as defined above) with an aggregate value in excess of $250 per year to persons associated with securities or financial organizations, including exchanges, other investment advisers, news media, clients, or other individuals/entities with which ZCI does business (calculation of this amount excludes the cost of Seattle Mariners tickets that are shared with clients, prospective clients, vendors, etc. by ZCI). Sometimes circumstances may exist where a gift or entertainment request falls outside of these guidelines and additional review or consideration is warranted. These circumstances must be submitted to the CCO for review and approval.

Calculation of gift amounts under this policy shall begin with the 2006 calendar year.

Unsolicited promotional material (such as cards, pens, t-shirts, hats, etc.) that is general in nature and incidental in value is not considered a gift under this policy.

In addition to the gift guidelines provided above, the following gifts are never permissible to give or accept:

     Cash, items redeemable for cash, cash equivalents or securities

     An arrangement of "quid pro quo," (i.e., "something for something")

     Any gift which is illegal or results in any violation of law such as ERISA, Taft Hartley, State Statutes, etc.

     Gifts to anyone who threatens or has submitted a complaint about an employee or ZCI

With regard to entertainment (defined as an activity with a ZCI Employee Access Person present), ZCI and its Employee Access Persons are permitted to both entertain and be entertained provided the entertainment is not excessive in value or frequency, and only to foster and promote business relationships.

Should a client's or prospective client's policies, investment guidelines or governing regulations (i.e. ERISA, Taft Hartley, etc.) specifically address the giving or accepting of gifts and/or entertainment, then ZCI shall follow whichever standard is more conservative.

To ensure ZCI's compliance with this gift and entertainment policy, ZCI Employee Access Persons will be responsible for providing as part of their quarterly compliance certification, a list of each gift and or/entertainment given or received during the quarter (the Employee Access Person responsible for such reporting will be the one initiating/receiving the gift, or entertaining/being entertained, not the Employee Access Person who may have responsibility for paying for such gifts or entertainment). If such entertainment is shared, then an estimate of the Employee Access Person's pro-rated share of

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the entertainment should be noted. A designated ZCI Employee Access Person will be responsible for recording gifts given to the firm (as opposed to an Employee Access Person, individually) and estimating the per person value of the gift and reporting such to the CCO separately each quarter.

These guidelines are not intended to govern entertainment provided, or gifts given to its Employee Access Persons (or their immediate family members) by ZCI.

Special attention should also be given to gifts or entertainment shared with any union officials. Zevenbergen Capital is responsible for additional reporting to the Department of Labor of such items. The above mentioned quarterly compliance certification will provide for separate delineation of any such gifts or entertainment to facilitate the firm's required annual reporting (LM-10).

PERSONAL SECURITIES TRADING

Zevenbergen Capital encourages Access Persons to invest their retirement and/or other accounts as appropriate for their individual circumstances and within the standards set forth in this Policy.

Disclosure of Securities Holdings and Brokerage Accounts

Access Persons shall disclose all reportable investments in which they or an Associated Person has a beneficial interest (including, but not limited to, private placements, non-public securities, warrants, venture capital, derivatives, paper stock and bonds) upon employment with ZCI or designation as an Access person under this policy and within 30 days of each calendar year-end. Such disclosure shall include information on reportable investments that is not more than 45 days old at the time of employment or becoming an Access Person under this Policy and upon submission of annual reporting. Additionally, all Access Persons must notify the CCO in writing at the end of each quarter when providing your quarterly Report of Personal Investment Transactions if you or an Associated Person open a brokerage account or receive securities (through gifting or other means) during the quarter for which you are reporting.

Losses

ZCI will not bear any responsibility for losses resulting from personal investments or disciplinary actions as a result of this Policy.

High-Risk Trading Activities

Certain trading activities conducted by an Access Person may be high-risk, not only because of the nature of the securities transactions themselves, but also because of the potential that the action necessary to close out the transaction(s) may

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become prohibited by specific requirements of this Policy. You should understand that sales and trading in derivative instruments involve special risks (ex. greater price volatility than the underlying security).

Commissions

Employee Access Persons' commissions on security transactions shall be no lower than the highest commission structure negotiated by ZCI on behalf of clients with the same broker. The CCO must approve any exceptions.

Prohibited Transactions

Access and Associated Persons are prohibited from the following transactions (please note exception for Non-Employee Access Persons with regard to mutual funds below):

     Acquiring any equity or equity-related securities in an Initial Public Offering (IPO). This represents a clear potential for conflict between the interests of Access Persons and clients. Opportunities to invest in IPOs should be reserved solely for clients. IPO shares may be purchased once they are available on the open market (usually the next business day), assuming all other employee-trading guidelines have been met.

     Profiting in the purchase and sale, or sale and purchase of securities, including mutual funds managed by ZCI or an affiliate of ZCI, within (60) sixty calendar days of the original transaction. With regard to mutual funds held within an Employee Access Person's 401k, this limitation restricts re-allocation of already invested monies among funds within the 401k to once every 60 days (this does not however, restrict reallocation among funds for future contributions within your 401k). Should an extenuating circumstance require that an employee Access Person re-allocate already invested monies among funds in their 40lk more than once in a 60 day period, an exception may be granted by either ZCI's CCO or the President. Any profits realized on short-term trades are required to be disgorged. Non-Employee Access Persons shall be subject to trading restrictions imposed by their employer with regard to mutual funds managed by ZCI and its affiliates.

     Buying or selling securities for an Access or Associated Person's account ahead of client trades in order to receive a better price (front-running);

     Purchasing securities already held by an Access or Associated Person, for a client to protect or improve the securities value in an Access or Associated Person's account (could be used to avoid a personal margin call);

     Taking an investment opportunity from a client for the Access or Associated Person's own account;

     Transactions designed to profit by market effect of the firm's advice to its clients;

     Transactions intended to impact the price of any security;

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     Transactions intended to create a false appearance of trading; and

     Using advance knowledge of securities being considered for client accounts for personal benefit.

Private Placements (to include venture capital)

ZCI currently invests solely in securities of public companies for clients. However, ZCI and its Access or Associated Persons may invest in private placement securities (i.e. securities that are not registered under the Securities Act of 1933 and are issued by a private company), including venture capital, subject to prior written approval. For Access or Associated Persons wishing to acquire securities in a private placement, a copy of the proposed investment's private placement memorandum or other investment description must be provided along with a private placement and private offering approval form, to the CCO. Taking into account potential conflicts of interest, the CCO and a Portfolio Manager will review the private placement, considering, among other factors, whether the opportunity being offered is a reward for past business, offered to influence future business, or otherwise related to the Access Person's position with ZCI.

The issue will also be reviewed to determine if any of ZCI's clients currently own the security. If a client currently owns a private placement security that ZCI or an Access or Associated Person is reviewing for purchase, ZCI or the Access or Associated Person may not purchase the security unless; 1) it is determined that the opportunity to invest in the private placement is not being offered because of a client's ownership of securities of the same issuer, or 2) ZCI discloses to the client(s) that ZCI or an Access or Associated Person has the opportunity to invest in private placement securities of the same issuer and the client(s) provide their written consent prior to any transaction.

ZCI or its Access or Associated Persons shall not purchase any private placement securities of an issuer if the investment opportunity is conditioned upon, or related to; 1) ZCI directing brokerage business from clients to the private placement agent or an affiliate or, 2) ZCI making investments in, or recommending, any securities of the issuer.

Records will be maintained of each review and the rationale supporting the decision made. Access and Associated Persons who have received written authorization to acquire a private placement, shall be responsible for informing the CCO immediately regarding any change in the status of the private placement, including but not limited to any liquidity event, merger or acquisition, foreclosure or the company's decision to proceed with an IPO.

Private placement securities may not be purchased or otherwise acquired once an issuer initiates the registration of

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its IPO. If you already hold shares in a private company that initiates the registration process for an IPO, you must notify the CCO that the registration process has begun. In such circumstances, the decision to purchase securities of the issuer for clients will be subject to an independent review by a Portfolio Manager with no personal interest in the security or issuer. Consideration will also be made as to the timing of any liquidation of the securities held by ZCI or an Access or Associated Person. If a private placement security is liquidated prior to an IPO, ZCI (but not Access or Associated Persons) may purchase securities in the IPO for clients, provided the opportunity to invest in the private placement was not connected to the IPO purchase. If the private placement security is liquidated in the issuer's IPO pursuant to registration rights or otherwise, no IPO shares shall be purchased for clients, unless ZCI receives prior written consent from all participating clients, to sell its private placement securities in the IPO.

ZCI will not sell any private placement securities to a client. ZCI may purchase and sell, on behalf of clients, publicly-offered securities of companies that also issued private placement securities currently held by ZCI or an Access or Associated Person, provided that; 1) ZCI determines that the investment is consistent with the client's investment objective, policies and restrictions, 2) no private placement securities are sold for 60 days before or after any purchases of publicly-offered securities of the same issuer for ZCI clients, and
3) ZCI discloses in its Form ADV that it may purchase, on behalf of clients, publicly offered securities of an issuer that also issued private placement securities currently held by ZCI or an Access or Associated Person. ZCI will annually review any investments in private placement securities and any decisions to purchase securities of the same issuer for clients. In analyzing these transactions, ZCI shall review the facts and circumstances of the investments, including the investments in private placement securities that were made, the percentage of issuers of private placement securities held by ZCI and/or Access or Associated Persons that are also purchased for clients and the timing of ZCI's purchases and sales of private placement securities and the purchases and sales of other securities of the issuer for clients.

Trades in Securities Not Held By Clients

Access and Associated Persons may hold equity, or equity related securities that are not held by clients. However, by virtue of their job responsibilities (including making purchase and sale decisions and/or recommendations for clients) Portfolio Managers, Research Analysts and their Associated Persons will be held to a higher standard regarding trades in securities not held by clients. In addition to submitting a Compliance Trade Ticket, Portfolio Managers and Research Analysts must include a brief statement, provided by the

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Research Analyst responsible for the sector in which the security falls, stating why ZCI is not purchasing that particular security for client accounts (one copy of the statement will be kept with the trade ticket, another copy will be held in a separate file).

If a decision is made to purchase that security on behalf of clients in the future, the Portfolio Manager or Research Analyst making the decision and/or recommendation will provide an email to the CCO explaining why that security is now appropriate for clients (a Trading Associate will restrict the security in MOXY to serve as a reminder).

Pre-Clearance Procedures for Personal Securities Transactions

The following procedures shall govern personal securities transactions of all Employee Access Persons and their Associated Persons. Non-Employee Access Persons and their Associated Persons are exempt from these outlined pre-clearance procedures for personal securities transactions in so much as they have no day-to-day access to ZCI client securities holdings or ZCI's security trading activity in client accounts. Should the CCO determine that at any time in the future, Non-Employee Access Persons are given access or gain knowledge of ZCI's day-to-day investment activities on behalf of clients, then the CCO can require full compliance with these personal securities transaction procedures by Non-Employee Access Persons and their Associated Persons.

1 No Employee Access Persons trades, or those of their Associated Persons, will be executed for securities that have been traded for clients on that day (regardless of whether or not the Access Person or their Associated Person is trying to buy and ZCI is selling for clients or vice versa).

2 Employee Access Persons or their Associated Persons shall complete a Compliance Trade Ticket ("Trade Ticket") for every security transaction in which they wish to execute a trade. Trade Tickets must be filled out with all relevant information prior to being given to the CCO.

3 The Trade Ticket will include the following information: the name of the security, the number of shares, and the nature of the transaction (buy or sell), the date of the transaction, the account number, and the name of the broker/dealer or bank where the account is held.

4 A Portfolio Manager must review the ticket for approval and signature. If the Portfolio Manager determines the security is in the process of being actively bought or sold for clients, the security transaction will not be approved.

5 After securing a Portfolio Manager's approving signature, the CCO must review the ticket for approval and signature. Trade Tickets will be given to the CCO for approval prior to 12:30 p.m. Pacific Time (and only on days that the NYSE is open). The CCO will review the trade ticket for completeness and verify that no purchases or sells have been entered for clients. Trades must be entered between 12:30 p.m. Pacific Time and the close of the market at 1:00 p.m. Pacific Time. For days that the NYSE closes early, trades will be entered within the half-hour before the market closes.

     6. Trade tickets MUST carry the pre-approving signature of a Portfolio Manager. However, in the absence of the CCO (or in place of the CCO if he/she is placing a trade for their own account), the Trade Ticket may carry a secondary approval signature from the President or a Managing Director of ZCI or a designated employee with like responsibility. That individual will have all responsibilities of the CCO in acting on their behalf.

6 The CCO will hold trade tickets until 12:30 p.m. (or one-half hour prior to the market close on days when the NYSE closes early) and then return the ticket to the appropriate Employee Access Person for appropriate order entry.

7 Once the Employee Access Person or their Associated Person enters the trade, they are to initial the ticket as such and time stamp the Trade Ticket immediately following entry of the order.

8 Employee Access Persons and their Associated Persons may use an email format rather than a trade ticket, as long as all the required information is included and appropriate signatures obtained.

9 In some isolated instances, a Portfolio Manager or the CCO may refuse to authorize a securities transaction for a reason that is confidential; in those instances, an explanation is not required.

10 If, despite best efforts, an Employee Access Person's or their Associated Person's trade has been entered after 12:30 p.m. and then a client trade is entered for the same security at the end of the day, the Employee trade will not be canceled unless it was an intentional violation or there was a material impact to the price of the security bought or sold for the client.

11 For Employee Access Persons or their Associated Persons wishing to purchase or sell mutual fund shares outside of their 401k for those funds where ZCI, or an affiliate of ZCI, provides direct investment advisory services, trade tickets will be completed as described above, but will indicate the dollar amount of the investment rather than shares. Transactions (either purchases or sales) for these funds will be allowed ONLY on the second Friday of each month. (If the second Friday of the month is a holiday, then trades will be allowed on the next business day.) Trade tickets for these transactions do not require the approval signature of a Portfolio Manager. All other procedures will mirror those followed for other security transactions.

12 Employee Access Persons that participate in ZCI's 401k retirement plan, by virtue of the Plan's investment options, will have the choice of investing in proprietary mutual funds (those managed by ZCI or ZCI's affiliate). Therefore, should you elect to change the allocation of monies already invested in your 401k you must complete a 401k Execution Form and provide it to the CCO on the day you make a change to your 40lk allocation (this reporting

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requirement does NOT pertain to changes you may make to allocations of future monies you will be investing in your 401k). Employee Access Persons' 401k allocation changes are restricted to every 60 days to mirror our short-term trading restriction for all other securities and to avoid any market timing abuse (see "Prohibited Transactions" for further details).

Reporting, Record Keeping and Review Procedures

1 Employee Access Persons must provide ZCI with brokerage account statements containing information as required by Section 204-2(a)(12) of the Investment Advisers Act of 1940, including name of Employee Access Person or their Associated Person, security, number of shares, nature of the transaction (purchase or sale), date trade was executed, price trade was executed at and the broker/dealer the trade was executed through. For Employee Access Persons participating in ZCI's 401k plan, an account statement must be provided quarterly. Non-Employee Access Persons may choose to provide a transaction report in place of brokerage statements and 401k statements, such transaction report must contain the same information stated above.

2 Records of Access and Associated Persons transactions must be provided no later than 30 days after the end of the calendar quarter in which the transaction was executed. ZCI will be considered to have made the required record under 204-2(a)(12) if, 1) ZCI receives an account statement, trade confirmation or transaction report within 30 days of quarter-end, and 2) the account statement, confirmation or transaction report contains all required information.

3 ZCI will maintain an exception ledger recording any Access Persons trading activity not in compliance with this Policy. The exception ledger will contain the name of the Access Person, the security, the number of shares, the nature of the transaction (purchase or sale), date trade was executed, price trade was executed at, broker/dealer trade was executed through and the best client execution price, details surrounding the excepted transaction and details of resolution to the exception.

     4. The CCO will review Employee Access Persons' and their Associated Persons' trades and the President or a Managing Director of ZCI will review the CCO's transactions. Quarterly, the President of ZCI will further review any material exceptions and a determination will be made as to whether profits should be disbursed and/or disciplinary action taken.

4 ZCI will request a quarterly Report of Personal Investment Transactions from every Access Person that all personal trades have been made within the guidelines of this Policy and that the CCO has been notified of any new accounts and/or investments of the Access and Associated Persons.

5 All Employee Access Persons and their Associated Persons must request that the custodians of their accounts provide Zevenbergen Capital with duplicate copies of

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confirmations and statements of all securities transactions in a timely manner.
Employee Access Persons 401k accounts with ZCI are exempt from this requirement.

6 Access and Associated Persons brokerage statements will be treated with strict confidentiality, but statements may be made available to the following upon request; ZCI's President, Managing Directors, Board of Directors, designated legal counsel, consultants and auditors hired by ZCI, affiliates and/or the Securities and Exchange Commission or as otherwise required by law.

7 Any material revisions to this Policy will be provided to all Access Persons immediately, with receipt of such revisions being acknowledged in writing by all Access Persons. Absent any changes, this Policy will be provided to all Access Persons annually with Access Persons providing written acknowledgement of such.

8 All records associated with this Policy will be kept for a minimum of five years following the end of the calendar year to which the records were related (including policies, statements, acknowledgements, Reports of Personal Investment Transactions and Trade Tickets, etc.) with the two most recent years onsite.

Exemptions from Pre-Clearance Requirements

The following securities transactions are exempt from ZCI's required pre-clearance compliance procedures outlined earlier in this Policy. However, they are still reportable to ZCI as detailed in the Reporting, Recordkeeping and Review procedures described above:

1 Certain Corporate Actions - any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, recapitalizations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

2 Systematic Investment Plans - any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to this Policy. A systematic investment plan is one in which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access or Associated Person;

3 Options-Related Activity - any acquisition or disposition of a security in connection with an option-related securities transaction that has been previously approved pursuant to this Policy. For example, if an Access or Associated receives approval to write a covered call, and the call is later exercised, no further approval is necessary;

4 Commodities, Futures and Options on Futures - any security transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures;

5 Rights - any acquisition of securities through the

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exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue;

6 No Knowledge - securities transactions where the Access Person has no knowledge of the transaction before it is completed, the Access Person is neither consulted nor advised of the trade before it is executed and the Access Person has no direct or indirect influence or control over the account, including 1) discretionary trades involving investment partnerships or investment clubs, where the Access Person does not provide recommendations and is neither consulted nor advised of the trade before it is executed, and 2) discretionary trades involving accounts held by Associated Persons, where the Access Person does not provide recommendations and is neither consulted nor advised of the trade before it is executed (Section 204-2(12)). These accounts will be audited for trading irregularities on a regular basis. If necessary, the CCO may impose further restrictions and safeguards on a case-by-case basis. In addition to normal reporting requirements, Access Persons shall be required to submit an annual written statement for such account(s) certifying that they have no direct or indirect influence or control over the account in question.

Exemptions from Pre-Clearance and Reporting Requirements

As these securities present little opportunity for improper trading, the following securities are exempt from both ZCI's pre-clearance procedures and reporting, recordkeeping and review requirements described earlier in this
Policy:

- Transactions and holdings in direct obligations of the Government of the United States;

- Transactions and holdings in money market instruments -- banker's acceptances, bank certificates of deposits, commercial paper and high quality short-term (issuance less than 366 days) debt instruments including repurchase agreements;

-    Transactions and holdings in money market funds;

- Transactions and holdings in U.S. registered open-end mutual funds (except those advised by ZCI or an affiliate of ZCI, as described earlier), and

- Transactions and holdings in a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds, to include interests in variable insurance products or variable annuities.

Sanctions for Personal Trading Violations

If it is determined that a material, intentional violation of this Policy has occurred, the President of ZCI will be notified immediately and appropriate sanctions will be imposed which may include disbursement of profits, censure, suspension or termination of employment, depending on the severity and circumstances. If the trade did not cause an adverse effect for a client of ZCI, but was an intentional violation of this

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Policy, ZCI need not provide a warning and may terminate the Employee without notice. If the trade is of criminal nature, the appropriate regulatory authorities will be notified.

Disbursement of Profits

In situations where material, non-compliant trades occur, the following will apply:

-    Tax-Exempt Loss on Non-Compliant Trade: No further action is necessary.

- Tax-Exempt Profit on Non-Compliant Trade: Access Person will pay to Zevenbergen Capital the amount of the profit (from a source other than the tax-exempt account).

- Taxable Loss on Non-Compliant Trade: Access Person will pay to Zevenbergen Capital the amount of taxable benefit realized.

- Taxable Profit on Non-Compliant Trade: Access Person will pay to Zevenbergen Capital for amount of the profit.

Any payments Zevenbergen Capital receives as disbursement of profits on noncompliant trades will be clearly identified and segregated for accounting purposes. The proceeds will be used for charitable donations but Zevenbergen Capital will not receive any taxable benefit for those donations.

INSIDER TRADING

Access or Associated Persons of Zevenbergen Capital may not trade a security while in possession of material, nonpublic information related to that security ("insider trading"); nor may Access or Associated Persons communicate material, nonpublic information to others. This policy applies to transactions and information within and outside of an Access Person's duties at ZCI.

Material Information

Trading on inside information alone is not a basis for liability unless the information is material. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that if disclosed, will have a substantial effect on the price of a company's securities. Unfortunately, there is no simple test to determine whether information is material. For this reason you should direct any questions about whether information is material to the CCO. The mere fact that an individual traded on the basis of information may contribute to the conclusion that the information was material. If there is any question, always err on the side of assuming information is material.

The following list, while not exhaustive, are items that might be considered material: dividend changes, changes in previously released earnings estimates, significant merger or

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acquisition proposals or agreements, major litigation, the acquisition or loss of a contract, a change in control or significant change in management, a call of securities for redemption, the purchase or sale of a significant asset, a change in capital investment plans, labor disputes, stock buy-backs and/or a tender offer for another company's securities. Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

Public Information

Information is "public" when it has been dispersed broadly to investors in the marketplace. Tangible evidence of such disbursement is the best indication that the information is public. For example, information is public after it has become generally available through a public filing with the SEC (or other governmental agency), the Dow Jones "tape", the Wall Street Journal or other publications of general circulation.

Information is considered "nonpublic" until it has been effectively communicated to the market place. An individual must be able to point to some fact to show that the information is generally public. In general, you may assume that information in reports filed with the SEC or research reports issued by a brokerage firm is public. If, however, it comes to your attention that there is particularly significant information included in the filing or report that has not otherwise been disclosed to the public, then you should not make purchases, sales or recommendations on the basis of that information. Once information has become public, insiders and those with inside information must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.

Tender offers (a broad solicitation by a company or a third party to purchase a substantial percentage of a target company's shares) raise concerns related to insider trading for two reasons. First, tender offer trading often results in extraordinary volatility in the price of the target company's securities. Trading during this time is more likely to attract regulatory attention. Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer. Access and Associated Persons should exercise extra caution any time they become aware of material nonpublic information relating to a tender offer.

Any knowledge, or potential knowledge, of material non-public information is a serious issue and should be immediately reported to the CCO. Once a determination has been made that information is material and nonpublic, no transactions should be made, or recommended, on behalf of yourself or an Associated Person in the security about which

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this information is known. Do not communicate the information to anyone (other than to ZCI's CCO, President or designated legal counsel), inside or outside of ZCI. Furthermore, access to any sources containing material nonpublic information will be restricted (i.e. lock files, restrict computer access).

If the information is determined to be material and nonpublic, a decision will be made either to place the security on a restricted list (thereby prohibiting its purchase and sale by ZCI and any Access or Associated Persons) or to prevent the flow of such information to any other persons within ZCI to allow Portfolio Managers to remain uncompromised.

Sanctions for Insider Trading Violations

Criminal sanctions for trading on material, nonpublic information may, include significant fines and/or imprisonment. The Securities and Exchange Commission can recover more than the profits gained or losses avoided through insider trading, such recoveries can be significant. The SEC may also issue an order permanently barring the Access Person from the securities industry. Additionally, any individual or entity that traded on the other side of the market at the same time could sue the Access Person and/or ZCI. Insider trading will also result in immediate dismissal of the Access Person(s) involved.

VIOLATIONS OF THIS POLICY

Should an Access Person suspect that any violation of this Policy has occurred (whether it is with regard to conduct, personal trading activities, etc.); they are to report such violations to the CCO immediately. Should you suspect a violation of this Policy by the CCO, such report should be made to ZCI's President. ZCI takes any violation of this Policy with the utmost seriousness and to ensure an environment of open communication with respect to such issues, no retribution or consequences will occur as a result of someone merely reporting such violation.

ZEVENBERGEN CAPITAL BOARD OF DIRECTORS - REVIEW

At least annually, the CCO shall provide a report to ZCI's Board of Directors summarizing this Policy and any procedural changes made in the last year. A report of any material violation that occurred during the past year that resulted in a disciplinary action will also be included with the name of the securities involved, the date of the violation, the date the investigation began, the accounts/Access Person(s) involved, actions taken as a result of the investigations, and any

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recommendations for further action.

CERTIFICATION OF COMPLIANCE WITH THIS POLICY

ZCI shall give a copy of this Policy to all Access Persons upon employment and annually thereafter. A copy of this Policy shall also be provided whenever a material amendment to the Policy is made. Upon initial receipt, annual updates and or amendments to this Policy, all Access Persons shall certify at that time that they have read, understood and will comply with the Policy. In addition, each Access Person will certify quarterly that they have complied with all requirements of the Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy. All Access Persons must verify the trading for their own personal accounts and the accounts of Associated Persons. If an Access Person and/or their Associated Persons do not have a brokerage account, they must certify that. And, annually, the certification will require Access Persons provide an updated list of all brokerage accounts and/or all reportable securities under this Policy (to include assets within their 401k at ZCI or its affiliates) for themselves and their Associated Persons.